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Exhibit 5.1

[Letterhead of Milbank, Tweed, Hadley & McCloy LLP]

November 23, 2005

Desarrolladora Homex, S.A. de C.V.
Andador Javier Mina #891-B
C.P. 80200
Culiacán, Sin. México

Ladies and Gentlemen:

        We are acting as special U.S. counsel to Desarrolladora Homex, S.A. de C.V. (the "Company"), a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States ("Mexico"), in connection with the preparation of a Registration Statement on Form F-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering the registration of (i) the proposed offer to exchange up to $250,000,000 in aggregate principal amount of 7.50% Senior Guaranteed Exchange Notes due 2015 of the Company (the "New Notes") for a like principal amount of the Company's issued and outstanding 7.50% Senior Guaranteed Notes due 2015 (the "Old Notes") and (ii) the full and unconditional guarantees on an unsecured basis of the New Notes by the Subsidiary Guarantors named in the Registration Statement. The New Notes will be issued under an indenture dated as of September 28, 2005 (the "Original Indenture"), as supplemented by a First Supplemental Indenture dated as of closing date of the exchange offer (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), among the Company, the Subsidiary Guarantors, named therein, and The Bank of New York, as trustee (the "Trustee"). Pursuant to the Indenture, the Subsidiary Guarantors will fully and unconditionally guarantee the New Notes (such guarantees, the "Guarantees"). Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

        In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and Subsidiary Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Subsidiary Guarantors, and others, as we have deemed necessary or appropriate for the purposes of this opinion.

        To the extent it may be relevant to the opinions expressed herein, we have assumed, with respect to all parties to agreements or instruments relevant hereto other than the Company or the Subsidiary Guarantors, which are discussed below, that such parties have the power and authority to enter into and perform their respective obligations under such agreements or instruments and to consummate the transactions contemplated thereby, that the agreements or instruments have been duly authorized, executed and delivered by and, constitute valid and binding obligations of such parties, enforceable against such parties in accordance with their terms.

        We have assumed, for the purposes of the opinions expressed herein, that (a) the Company is a corporation (sociedad anónima de capital variable) validly existing under the laws of Mexico and the Company has full power, authority and legal right to execute and deliver any agreements or instruments relevant hereto and to perform its obligations thereunder, (b) each of the Subsidiary Guarantors is a corporation (sociedad anónima de capital variable) validly existing under the laws of Mexico and each has full power, authority and legal right to execute and deliver any agreements or instruments relevant hereto and to perform its obligations thereunder, (c) each of such agreements or instruments have been duly authorized, executed and delivered by the Company or the Subsidiary Guarantors, as the case may be, under Mexican law, (d) no other proceedings or actions under Mexican law are necessary for the Company or the Subsidiary Guarantors, as applicable, to perform its obligations under each of such agreements or instruments, and (e) under Mexican law, each of such agreements constitutes the valid and legally binding obligation of the Company or the Subsidiary Guarantors, as the case may be, and is enforceable against the Company or the Subsidiary Guarantor in accordance with its terms.

        In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified copies and the conformity to original or certified agreements or instruments of all copies submitted to use as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of the representations and warranties contained in certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and the Subsidiary Guarantors and assume compliance on the part of all parties to the relevant agreements or instruments with their covenants and agreements contained therein and all laws applicable thereto.

        Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the New Notes and the Guarantees, in the form filed as Exhibit 4.4 to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Company and the Subsidiary Guarantors in exchange for an equal principal amount of Old Notes, (a) the New Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture and (b) the Guarantees of the New Notes will be valid, binding and enforceable obligations of each of the Subsidiary Guarantors, entitled to the benefits of the Indenture.

        The opinions rendered above relating to the enforceability of the New Notes and the Guarantees, respectively, are subject to the following exceptions, limitations and qualifications: (i) applicable bankruptcy, insolvency, reorganization moratorium, concurso mercantil or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally; (ii) general principles of equity reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in proceedings at law or in equity including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality; (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors' right s and remedies generally; (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (v) we express no opinion concerning the enforceability of (a) the waiver of rights or defenses contained in the Indenture, (b) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy, (c) consents to, or restrictions upon, judicial relief or, except for provisions by which a party agrees to submit to the jurisdiction of New York courts in respect of any action or proceeding arising out of or relating to the Indenture, jurisdiction or venue or (d) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies.

        We express no opinion as to (i) the applicability to the obligations of any Subsidiary Guarantor under the Guarantee of such Subsidiary Guarantor of (or the enforceability of such obligations under) Section 548 of Chapter 11 of Title 11 of the United States Code, as amended, Article 10 of the New York Debtor and Creditor Law, as amended, or any other provision of law relating to fraudulent conveyances, transfers or obligations or (ii) any provisions of the law of the jurisdiction of incorporation of any Subsidiary Guarantor restricting dividends, loans or other distributions by a corporation or other business entity or association for the benefit of its stockholders or similar persons.

        To the extent that the obligations of the Company and the Subsidiary Guarantors under the New Notes, the Guarantees and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of New York, each as currently in effect and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the opinion expressly stated herein. The opinions expressed herein are given only as of the date hereof, and we assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

        The opinions expressed herein are solely for your benefit and in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the federal securities laws. We consent to your submitting this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Validity of the Notes." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

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